Exhibit 4.3

THIS UNSECURED CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS UNSECURED CONVERTIBLE PROMISSORY NOTE AND SUCH UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

CLEARSIDE BIOMEDICAL, INC.

UNSECURED CONVERTIBLE PROMISSORY NOTE

$	April , 2014

1. Principal. Clearside Biomedical, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of                      (“Holder”), in lawful money of the United States of America at the address for notices to Holder set forth below, the principal amount of $            , together with interest as set forth below. This Unsecured Convertible Promissory Note (this “Note”) is being issued pursuant to that certain Note Purchase Agreement dated as of April 28, 2014 (as amended, the “Purchase Agreement”), and is subject to its terms.

2. Interest and Maturity. The Company promises to pay simple interest on the unpaid principal amount of this Note from the date hereof until such principal amount is paid in full at an annual rate of 7%, or such lesser rate as shall be the maximum rate allowable under applicable law. Interest from the date hereof shall be computed on the basis of a 365-day year. Unless converted earlier as set forth below, all outstanding principal and accrued but unpaid interest on this Note shall be due and payable on April 30, 2015 (the “Maturity Date”). Any overdue payment of interest or principal shall bear interest at the rate of 12% per annum, whether by acceleration or otherwise, or such lesser rate as shall be the maximum rate allowable under law; provided, that if Holder does not elect to convert this Note pursuant to Section 5.2 below, this Note will continue to bear interest at the rate of 7% per annum.

3. Treatment of Bridge Notes. This Note and the other Unsecured Convertible Promissory Notes issued pursuant to the Purchase Agreement are collectively referred to herein as the “Bridge Notes.” This Note and the other Bridge Notes shall rank pari passu with regard to the payment of principal and interest. The Holder agrees that any payments or prepayments to the Holder and the holders of the other Bridge Notes, whether principal or interest, shall be made pro rata among the Holder and the holders of the other Bridge Notes based upon the aggregate unpaid principal amount of this Note and the other Bridge Notes. In the event the Holder receives payments in excess of its pro rata share of Company’s payments to the holders of all of the Bridge Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Bridge Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

4. Prepayment. All outstanding principal and accrued but unpaid interest of this Note may be prepaid without penalty, in whole or in part, only with the written consent of the holders of a majority in principal amount of loans outstanding under the Bridge Notes (a “Requisite Majority”). Any prepayment of this Note will be credited first against the accrued interest, then principal. Upon payment in full of the amount of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

5. Conversion.

5.1 Conversion upon a Qualified Financing. If not sooner repaid or converted pursuant to Section 5.2, all outstanding principal on this Note and all accrued but unpaid interest thereon automatically shall be converted upon the occurrence of the first closing of the next Qualified Financing (as defined below) of the Company, into the number of such securities of the Company as are issued in such Qualified Financing determined by dividing (A) the outstanding principal and accrued but unpaid interest on this Note, by (B) the price per share paid by new investors in the Company who pay cash for such securities in such Qualified Financing, and on the same terms and conditions as other investors participating in such Qualified Financing. For purposes of this Note, a “Qualified Financing” shall mean the closing of the Company’s issuance and sale of equity securities, in a single transaction or series of related transactions, to venture capital, institutional or private investors resulting in gross proceeds to the Company of at least $6,000,000 (excluding the aggregate amount of principal and interest on the Bridge Notes and any other indebtedness of the Company converted into securities issued in the Qualified Financing).

5.2 Conversion Upon Holder Consent. If not sooner repaid or converted pursuant to Section 5.1 above, on or after April 30, 2015, all outstanding principal on this Note and all accrued but unpaid interest thereon shall be converted upon the written request of the Holder, into the number of shares of the Company’s Series A-1 Preferred Stock, $0.001 par value per share, determined by dividing (A) the outstanding principal and accrued but unpaid interest on this Note, by (B) $1.8132.

5.3 Effect of Conversion. In connection with a conversion pursuant to Section 5.1 or Section 5.2 above, the Company shall not issue fractional shares of capital stock but shall pay the dollar equivalent of any fractional shares otherwise issuable upon conversion of this Note. Upon conversion of this Note pursuant to this Section 5, the applicable amount of outstanding principal and accrued but unpaid interest of the Note shall be converted without any further action by the Holder; provided, however, that the Company shall not be obligated to issue certificates or other instruments evidencing the securities issuable upon such conversion unless such Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify it from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to such Holder of such Note, a certificate or other instrument for the securities to which the Holder shall be entitled and a check payable to the Holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of the securities, if applicable, as determined by the Board of Directors of the Company. Such conversion shall be deemed to have been made concurrently with the first closing of the Qualified Financing pursuant to Section 5.1 or upon an election pursuant to Section 5.2. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

6. Attorneys’ Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

7. Notices. Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified; (b) upon delivery by confirmed electronic or facsimile transmission if received by the recipient before 5:00 p.m. local time on a business day, and if not, then the next business day; (c) if to a U.S. resident, five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or (d) if to a U.S. resident, one (1) business day after deposit with a nationally recognized overnight courier service (or if to a non-U.S. resident, two (2) business days after deposit with an internationally recognized overnight courier service, specifying international priority delivery), and addressed:

(a)	if to the Company, to:

Clearside Biomedical, Inc.

1220 Old Alpharetta Rd. Suite 300

Alpharetta GA 30005

Attn: Chief Executive Officer

Telephone: (678) 947-0778

Facsimile: (678) 990-5744

With a copy to:

Hutchison PLLC

3110 Edwards Mill Road, Suite 300

Raleigh, North Carolina 27612

Attn: William N. Wofford

Telephone: (919) 829-4292

Facsimile: (919) 829-9696

or to such other address as the Company shall have furnished to the Purchaser in writing, and

(b)	if to the Purchaser, to:

[Name]

[Address]

Attn:

Telephone:

Facsimile:

or at such other addresses as such Purchaser shall have furnished to the Company in writing.

8. Defaults and Remedies.

8.1 Events of Default. An “Event of Default” shall occur hereunder if:

(i) the Company shall default in the payment of the principal of this Note, when and as the same shall become due and payable and after written demand for payment thereof has been made and such amount remains unpaid for five (5) business days after the date of such notice; or

(ii) the Company shall default in the payment of any interest on this Note, when and as the same shall become due and payable and after written demand for payment thereof has been made and such amount remains unpaid for five (5) business days after the date of such notice; or

(iii) the Company shall default in the due observance or performance of any covenant, representation, warranty, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof, and such default is not remedied or waived within the time periods permitted therein, or if no cure period is provided therein, within fifteen (15) business days after the Company receives written notice of such default; or

(iv) the Company shall default in the payment of any debt or liability of the Company other than this Note in an aggregate amount in excess of $50,000; or

(v) if the Company shall commence any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or

(vi) if such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within ninety (90) calendar days after its commencement.

8.2 Acceleration. If an Event of Default occurs under Section 8.1(v) or (vi), then the outstanding principal of and accrued but unpaid interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, a Requisite Majority, by written notice to the Company, may declare the outstanding principal of and accrued but unpaid interest on this Note to be due and payable immediately. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable and the Holder shall be entitled to exercise all of its rights and remedies hereunder whether at law or in equity. The failure of the Holder to declare the Note due and payable shall not be a waiver of their right to do so, and the Holder shall retain the right to declare this Note due and payable unless the Holder shall execute a written waiver.

9. No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation or Bylaws, each as amended to date, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Note against dilution or other impairment.

10. Waiver of Notice of Presentment. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.

11. Non-Waiver. The failure of the Holder to enforce or exercise any right or remedy provided in this Note or at law or in equity upon any default or breach shall not be construed as waiving the rights to enforce or exercise such right or remedy or any other right or remedy at any later date. No exercise of the rights and powers granted in or held pursuant to this Note by the Holder, and no delays or omissions in the exercise of such rights and powers shall be held to exhaust the same or be construed as a waiver thereof, and every such right and power may be exercised at any time and from time to time.

12. Governing Law. This Note is being delivered in and shall be construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws or choice of law provisions.

13. No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder of the Company.

14. Amendment. Any term of this Note may be amended only with the written consent of the Company and a Requisite Majority; provided, however, that no such amendment, shall: (i) reduce the principal amount of this Note without the Holder’s written consent, or (ii) reduce the rate of interest of this Note without the Holder’s written consent.

15. Qualified Financing. As a condition to the issuance of this Note, Holder agrees that if this Note is converted in connection with a Qualified Financing, Holder agrees to enter into any and all documents related to the Qualified Financing requested by the Company, including without limitation a stock purchase agreement, voting agreement, right of first refusal and co-sale agreement and investor rights agreement and such other documents as reasonably requested by the Company; provided, however, that all other investors in such Qualified Financing execute such documents.

[Signature page follows]

This Note is hereby issued by the Company as of the year and date first above written.

COMPANY:

CLEARSIDE BIOMEDICAL, INC.

By:
Name:
Title:

Acknowledged and agreed:

[NAME]

By:
Name:
Title:

[SIGNATURE PAGE TO PROMISSORY NOTE]